Exhibit 99.1
News Release

FOR IMMEDIATE RELEASE
APRIL 9, 2012

CHESAPEAKE ENERGY CORPORATION ANNOUNCES THREE OIL AND GAS
ASSET MONETIZATION TRANSACTIONS FOR PROCEEDS OF $2.6 BILLION

Company Sells Preferred Shares in its Cleveland and Tonkawa Plays,
Completes Tenth VPP and Agrees to Sell Texoma Woodford Assets
to Exxon Mobil Corporation Subsidiary XTO Energy Inc.

OKLAHOMA CITY, OKLAHOMA, APRIL 9, 2012 – Chesapeake Energy Corporation (NYSE:CHK) today announced three oil and gas asset monetization transactions for total proceeds of approximately $2.6 billion in cash.

Chesapeake has completed the sale of preferred shares of a newly formed unrestricted, non-guarantor consolidated subsidiary, CHK Cleveland Tonkawa, L.L.C. (CHK C-T), and a 3.75% overriding royalty interest in the first 1,000 new net wells to be drilled on CHK C-T leasehold and certain wells contributed at closing for proceeds of $1.25 billion.  The purchasing investment group was led by GSO Capital Partners LP, an affiliate of the Blackstone Group (NYSE:BX), and included TPG Capital, Magnetar Capital and EIG Global Energy Partners.  CHK C-T owns approximately 245,000 net leasehold acres in the Cleveland and Tonkawa unconventional liquids-rich tight sand plays in Roger Mills and Ellis counties, Oklahoma.  Chesapeake has retained all the common equity interests in CHK C-T.

The holders of CHK C-T preferred shares are entitled to receive an initial annual distribution of 6%, payable quarterly.  Chesapeake has retained an option exercisable prior to March 31, 2019 to repurchase the preferred shares for cash in whole or in part at any time, at a valuation equal to the greater of a 9% internal rate of return or a return on investment of 1.35x.

Chesapeake has also completed the sale of a 10-year volumetric production payment (VPP) to an affiliate of Morgan Stanley (NYSE:MS) for proceeds of approximately $745 million, or approximately $4.68 per thousand cubic feet of natural gas equivalent (mcfe), for certain producing assets in its Anadarko Basin Granite Wash play.  The transaction included approximately 160 billion cubic feet of natural gas equivalent (bcfe) of proved reserves and current net production of an estimated 125 million cubic feet of natural gas equivalent (mmcfe) per day.  Chesapeake has retained drilling rights on the properties above and below currently producing intervals and outside of existing producing wellbores.  Including this transaction, the company has completed 10 VPP transactions since December 2007 and, in doing so, has sold approximately 1.37 trillion cubic feet of natural gas equivalent (tcfe) of proved reserves for combined proceeds of approximately $6.4 billion, or approximately $4.65 per mcfe, which is approximately 300% more than the company’s current drilling and completion cost per mcfe.

INVESTOR CONTACTS:		MEDIA CONTACTS:		CHESAPEAKE ENERGY CORPORATION
Jeffrey L. Mobley, CFA	John J. Kilgallon	Michael Kehs	Jim Gipson	6100 North Western Avenue
(405) 767-4763	(405) 935-4441	(405) 935-2560	(405) 935-1310	P.O. Box 18496
jeff.mobley@chk.com	john.kilgallon@chk.com	michael.kehs@chk.com	jim.gipson@chk.com	Oklahoma City, OK 73154

Finally, Chesapeake recently signed a purchase and sale agreement covering approximately 58,400 net acres of leasehold in the Texoma Woodford play in Bryan, Carter, Johnston and Marshall counties in Oklahoma to XTO Energy Inc., a subsidiary of Exxon Mobil Corporation (NYSE:XOM), for approximately $590 million in cash before certain deduction and standard closing adjustments.  The properties include approximately 25 mmcfe per day of current net production.  The transaction is expected to close on April 30, 2012.

Management Comment

Aubrey K. McClendon, Chesapeake’s Chief Executive Officer, commented, “We are pleased to announce the completion of two value-creating asset monetization transactions in the 2012 first quarter and also announce our agreement to sell our Texoma Woodford assets to XTO.  The Texoma Woodford play is non-strategic to Chesapeake and we are happy to unlock the value in these assets for our shareholders.  We plan to monetize other non-strategic assets during 2012, including our assets in the East Texas Woodbine play where we own approximately 50,000 net acres of leasehold.  We look forward to the completion of our Texoma Woodford transaction and other planned 2012 asset monetization transactions in the months ahead for proceeds of approximately $8-10 billion.”

Chesapeake Energy Corporation (NYSE:CHK) is the second-largest producer of natural gas, a Top 15 producer of oil and natural gas liquids and the most active driller of new wells in the U.S.  Headquartered in Oklahoma City, the company's operations are focused on discovering and developing unconventional natural gas and oil fields onshore in the U.S.  Chesapeake owns leading positions in the Barnett, Haynesville, Bossier, Marcellus and Pearsall natural gas shale plays and in the Eagle Ford, Utica, Granite Wash, Cleveland, Tonkawa, Mississippi Lime, Bone Spring, Avalon, Wolfcamp, Wolfberry and Niobrara unconventional liquids plays.  The company has also vertically integrated its operations and owns substantial marketing, midstream and oilfield services businesses directly and indirectly through its subsidiaries Chesapeake Energy Marketing Inc., Chesapeake Midstream Development, L.P. and Chesapeake Oilfield Services, L.L.C. and its affiliate Chesapeake Midstream Partners, L.P. (NYSE:CHKM).  Further information is available at www.chk.com where Chesapeake routinely posts announcements, updates, events, investor information, presentations and news releases.

This news release includes "forward-looking statements" that give Chesapeake's current expectations or forecasts of future events, including the closing of the announced sale of leasehold in the Texoma Woodford play. Although we believe the expectations and forecasts reflected in our forward-looking statements are reasonable, we can give no assurance they will prove to have been correct. They can be affected by inaccurate assumptions or by known or unknown risks and uncertainties, and actual results may differ from the expectation expressed. The Texoma Woodford leasehold sale may not be completed as described or at all. We caution you not to place undue reliance on our forward-looking statements, which speak only as of the date of this news release, and undertake no obligation to update this information.

The CHK C-T preferred shares have not been, and will not be, registered under the Securities Act of 1933 or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act of 1933 and applicable state laws.

This news release shall not constitute an offer to sell or a solicitation of an offer to purchase the CHK C-T preferred shares or any other securities, and shall not constitute an offer, solicitation or sale in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful.